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                                                               EXHIBIT 21


                         SUBSIDIARIES OF LA QUINTA INNS, INC.
                                   ("THE COMPANY")
                               AS OF JANUARY 31, 1997


The Company has eight (8) active wholly-owned corporate subsidiaries which are:


1. La Quinta Financial Corporation, a Texas corporation;
2. La Quinta Realty Corp., a Texas corporation;
3. La Quinta Investments, Inc., a Delaware corporation;
4. LQI Acquisition Corporation, a Delaware corporation;
5. La Quinta Plaza, a Texas corporation;
6. La Quinta Inns de Mexico S.A. de C.V., a Mexico corporation;
7. La Quinta Inns of Lubbock, Inc., a Texas Corporation; and
8. La Quinta Inns, Inc. of Puerto Rico, Inc. a Delaware corporation.

The following are wholly-owned partnerships of the Company as of January 31, 1997.

La Quinta Development Partners, L.P.
LQ-LNL Limited Partnership
LQM Operating Partners, L.P.
La Quinta Denver-Peoria Street, Ltd.
LQ-Big Apple Joint Venture
LQ-East Irvine Joint Venture
La Quinta Motor Inns, Limited Partnership
LQ Investments I
LQ Investments II
La Quinta - San Antonio South Joint Venture
LQ Motor Inn Venture - Austin No. 530

The following are unincorporated partnerships and joint ventures (general and limited partnerships) of the Company as of January 31, 1997.

                                                 Percentage of
                                                 Ownership of
               Entity                             the Company
               ------                            -------------
La Quinta-Wichita, Kansas No. 532, Ltd.               50%
LQ-West Bank Joint Venture 1982                       60%


The Company is the sole general partner or managing partner of all of the partnerships listed above.